EXHIBIT 5.1

        [Wilson Sonsini Goodrich & Rosati Letterhead]

January 17, 2003

3Com Corporation
5500 Great America Parkway
Santa Clara, California 95052-8145

  Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to 3Com Corporation, a Delaware corporation (the "Company") and have examined the Company's registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about January 17, 2003 in connection with the registration for resale under the Securities Act of 1933, as amended, of 7,100,000 shares of common stock, $0.01 par value per share (the "Shares") to be issued upon exercise of a warrant to purchase common stock issued to the selling stockholder named in the Registration Statement on December 4, 2000 and amended as of November 1, 2002 (the "Warrant").

As your legal counsel, we have examined such proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that, when duly issued, delivered and paid for upon exercise of the Warrant in accordance with the terms of the Warrant, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati